UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 18, 2013

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35547	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 18, 2013, Allscripts Healthcare Solutions, Inc. (the “Company”) announced a North American site consolidation plan (the “Plan”) designed to create a more simplified and efficient organization that is aligned more closely with its business priorities. The Plan includes closure of twelve offices and one warehouse. The Company is also implementing changes to corporate operating models intended to reduce costs associated with product solutions development. The costs of implementing these changes primarily consist of employee severance and relocation costs, and lease exit costs.

The estimated pre-tax costs to implement these changes consist of employee severance of approximately $10 million, relocation costs of up to approximately $16 million, and lease exit costs totaling approximately $3 million. Considering the timing of these changes, the Company estimates that primarily all charges will be recorded in the first quarter of 2013 with the exception of lease exit costs which are expected to be recognized in the third quarter of 2013. The Company expects to complete the actions by the end of 2013.

The amount of the charges noted above and the mix of severance charges and relocation costs are estimates and the actual charges may vary materially based on the level of employee relocations and terminations; the timing and amount of sublease income and other related expenses; and changes in management’s assumptions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: February 19, 2013	By:	/s/ Richard J. Poulton
Richard J. Poulton
Chief Financial Officer